Exhibit (n)(iii)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Prospectus Supplement Filed Pursuant to Rule 497(c) of our report dated February 28, 2011, relating to the financial statements and financial highlights of The Gabelli Healthcare & WellnessRx Trust as of December 31, 2010, which is incorporated by reference into this Prospectus Supplement. We also consent to the reference to us under the heading “Financial Statements” and “Financial Highlights” in such Prospectus Supplement.
/s/PricewaterhouseCoopers LLP
New York, New York
March 04, 2011